UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2011

Sunstone Hotel Investors, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32319	20-1296886
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Vantis, Suite 350 Aliso Viejo, California		92656
(Address of Principal Executive Offices)		(Zip Code)

(949) 330-4000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On April 15, 2011, Sunstone Park, LLC (“SHO Park”), a wholly-owned subsidiary of Sunstone Hotel Partnership, LLC (the “Operating Partnership”), a wholly-owned subsidiary of Sunstone Hotel Investors, Inc. (the “Company”), acquired a 75.0% majority equity interest in One Park Boulevard, LLC, a Delaware limited liability company (“One Park”), the joint venture that holds title to the 1,190-room Hilton San Diego Bayfront hotel (the “Hotel”) located in San Diego, California.

The Hotel joint venture includes approximately $2.1 million of restricted cash and approximately $240.0 million of non-recourse senior secured term loan debt (the “Debt”). The Debt (a) is secured by a first-priority leasehold mortgage on the Hotel and a first priority security interest on substantially all other assets used in connection with the ownership or operation of the Hotel, (b) bears a variable rate of interest equal to, at One Park’s option, the three or six month LIBOR, plus a margin equal to 3.25% and (c) matures on April 15, 2016. Payments of the initial principal amount outstanding are required to be paid on a monthly basis beginning on May 1, 2011. Accrued interest is payable in arrears on a monthly basis. From April 15, 2012 to April 15, 2013, One Park may, at its option, prepay the Debt in whole or in part on any payment date, subject to a prepayment premium of 0.75% of the amount prepaid. Thereafter, One Park may, at its option, prepay the Debt on any payment date without prepayment premium or penalty. The Debt is neither cross-collateralized nor subject to cross-default with other debt of the Company. The Debt is also subject to customary non-recourse carveouts and environmental indemnity obligations, as well as customary default provisions that are usual for loans of this type. The Operating Partnership is jointly and severally liable with Hilton Worldwide, Inc. for the non-recourse carveouts and environmental indemnity obligations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Sunstone Hotel Investors, Inc.

Date: April 19, 2011	By:	/s/ Kenneth E. Cruse
Kenneth E. Cruse
President